Exhibit 10.29

AMENDMENT NUMBER ONE

TO

ENHANCEMENT LETTER

AMENDMENT (“Amendment”) made effective on December 31, 2008 to the change in control enhancement agreement dated as of March 29, 2007 (the “Enhancement Agreement”), among Broadridge Financial Solutions, Inc., a Delaware corporation (the “Company”), and John Hogan (the “Executive”).

WHEREAS, the Company and the Executive have previously entered into the Enhancement Agreement; and

WHEREAS, the Company and the Executive desire to amend the Enhancement Agreement in a manner intended to comply with Section 409A of the Internal Revenue Code of 1986, as amended.

NOW, THEREFORE, effective December 31, 2008, the Enhancement Agreement is hereby amended as follows:

1.	Section 1 of the Enhancement Agreement is hereby amended to insert the following at the end thereof:

“This termination payment will be paid in a lump sum within 30 business days, or at such earlier time as required by applicable law, after your employment with the Company terminates, subject to the six-month delay provided in Section 5(b) hereof.”

2.	Section 2 of the Enhancement Agreement is hereby amended to insert the following at the end thereof:

“Such tax equalization payment will, in all events, be paid within 60 days following the date on which you are required to remit such excise tax to the Internal Revenue Service. However, in the event that the Company is required to make an additional tax equalization payment as a result of a later and final determination by the Internal Revenue Service, then such additional payment shall be paid by the Company no later than the date by which such taxes were due to have been paid as a result of a final and non-appealable determination, and in all events by the end of the taxable year following the date of such determination, or on such earlier date as payment is due to avoid your becoming subject to the entry of a judgment against you or other action by the Internal Revenue Service to enforce such assessment. The amount of the tax equalization payment will be calculated by utilizing your actual marginal tax rates for purposes of federal, state and local income taxation in the calendar year in which any such tax equalization payment is to be made.”

3.	The Enhancement Agreement is hereby amended to include a new Sections 4 and 5 to read as follows:

“4.	Definitions. The definitions of “cause” and “Good Reason” shall have the meanings set forth in the CIC Agreement.

5.

Section 409A of the Code: (a) Although the Company does not guarantee to you any particular tax treatment relating to the payments and benefits made in accordance with this letter agreement, it is intended that such payments and benefits be exempt from, or comply with, Section 409A of the Internal Revenue Code and the regulations and guidance promulgated thereunder (collectively “Code Section 409A”).

(b) A termination of employment shall not be deemed to have occurred for purposes of any provision of this letter agreement providing for the payment of any amounts or benefits upon or following a termination of employment unless such termination is also a “separation from service” within the meaning of Code Section 409A and, for purposes of any such provision of this letter agreement, references to a “termination,” “termination of employment” or like terms shall mean “separation from service.” If you are deemed on the date of termination to be a “specified employee” (within the meaning of that term under Code Section 409A(a)(2)(B) and determined using any identification methodology and procedure selected by the Company from time to time, or, if none, the default methodology and procedure specified under Code Section 409A), then with regard to any payment or the provision of any benefit that is “deferred compensation” within the meaning of Code Section 409A and which is paid as a result of your “separation from service,” such payment or benefit shall be made or provided at the date which is the earlier of (A) the expiration of the six (6)-month period measured from the date of your “separation from service”, and (B) the date of your death (the “Delay Period”). Upon the expiration of the Delay Period, all payments and benefits delayed pursuant to this Section shall be paid or reimbursed to you in a lump sum, and any remaining payments and benefits due under this letter agreement shall be paid or provided in accordance with the normal payment dates specified for them herein.

(c) Whenever a payment under this letter agreement specifies a payment period with reference to a number of days (e,g., “payment shall be made within thirty (30) days following the date of termination”), the actual date of payment within the specified period shall be within the sole discretion of the Company.”

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IN WITNESS WHEREOF, the undersigned has caused this Amendment to be executed this 31st day of December, 2008.

EXECUTIVE

/s/ John Hogan
John Hogan

BROADRIDGE FINANCIAL SOLUTIONS, INC.

By:	/s/ Adam D. Amsterdam
Name:	Adam D. Amsterdam
Title:	Vice President, General Counsel and Secretary